Exhibit 6.3

AMENDED & RESTATED

EMPLOYMENT AGREEMENT: LANCE WOODSON

This Amendment and Restatement (the “Agreement”), dated as of November 1, 2023 (the “Amended Effective Date”), of the Employment Agreement dated May 24, 2023 (the “Effective Date”) is entered into between Planet Wealth, Inc., a Delaware corporation (“Company”), and Lance Woodson, an individual (“Executive”). Company and Executive are sometimes each referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement are defined as they occur or in Section 10 hereof.

The Company and Executive are parties to the Employment Agreement dated as of the Effective Date, and wish to amend the Employment Agreement to reflect the appointment of Executive as Chief Executive Officer of the Company, with modifications to the relationship defined in the Employment Agreement appropriate to that position.

The Parties, therefore, hereby amend and restate the Employment Agreement as follows:

1. Termination of Prior Agreement. The Employment Agreement between Company and Executive dated July 16, 2021 is hereby terminated as of the Effective Date recited above. The Stock Option granted to Executive pursuant to the aforesaid Employment Agreement has vested in Executive the right to purchase 280,000 shares at $5.00 per share (adjusted to reflect the subsequent 1-for-10 reverse split). There shall be no further accruals.

2. Term. Subject to the possibility of earlier termination of this Agreement pursuant to Section 9 hereof, the initial term of this Agreement shall be for a period of three years, starting on the Effective Date (“Initial Term”). The Term shall automatically renew for up to two (2) additional one-year periods (“Subsequent Term(s)”) if neither Party terminates the Agreement pursuant to the provisions of the following sentence. If either Party gives notice to the other Party of the intent to terminate this Agreement at least sixty (60) days prior to the expiration of the Initial Term or any Subsequent Term, the Agreement shall terminate upon completion of the Initial Term or Subsequent Term, as appropriate.

3. Position and Duties.

(a) Position. The Company agrees to employ and the Executive agrees to serve in one or more executive positions within the Company. Initially and effective on the Effective Date, Executive shall be employed as the Company’s Chief Executive Officer and Secretary. Executive agrees to assume such other or additional executive positions within the Company as the Company’s Board of Directors (the “Board”) may reasonably request. Executive shall have all powers, duties, responsibilities and authority that are assigned by the Company Board, set forth in the Company’s Bylaws, or that are implicitly assigned to the offices assumed by the Executive by the General Corporation Law of the State of Delaware. Executive shall also maintain a position as a Member of the Board unless replaced by the Company’s shareholders.

(b) Time Commitment. The Executive shall devote his full-time efforts and services to the business and affairs of the Company and its subsidiaries, either formed or to be formed in the future. Nothing in this Section 3(b) shall prohibit the Executive from: (A) serving as a director or member of any other board, committee thereof of any other entity or organization; (B) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise, subject to prior approval of the Board, not to be unreasonably withheld; (C) serving as a director or trustee of any governmental, charitable or educational organization; (D) engaging in additional activities in connection with personal investments and community affairs, including, without limitation, professional or charitable or similar organization committees, boards, memberships or similar associations or affiliations, or (E) performing advisory activities, provided, however, such activities are not in competition with the business and affairs of the Company or would tend to cast Executive or the Company in a negative light in the reasonable judgment of the Board.

(c) Location. Executive shall perform the services hereunder primarily at Executive’s own offices, and/or at locations of the Company as are mutually agreed upon by the Parties. From time to time, the Company may direct Executive to perform services at the Company’s executive headquarters on a temporary basis; provided that the Company shall reimburse Executive for all reasonable out-of-pocket expenses (including travel and housing) incurred by him in complying with such directives, subject to compliance with the provisions of Section 4(h) below. Executive shall travel as may reasonably be required by the business needs of the Company.

4. Compensation and Benefits.

(a) Salary. Commencing on the Amended Effective Date, on the first business day of each calendar month in the Term of this Agreement, the Company shall make a payment in advance of that month’s Salary to the Executive. Executive’s “Salary” shall be Fifteen Thousand Dollars ($15,000) per month. On and after the Step-Up Date, the Salary will increase to Twenty Thousand Dollars ($20,000) per month.

(b) Quarterly Bonus. After the first full fiscal quarter that commences after the Qualification Date, and after each fiscal quarter thereafter, the Executive shall be paid a quarterly bonus (the “Quarterly Bonus”) if the Bonus Criteria are met. The “Bonus Criteria” will be:

i.	the Cash Floor existed as of no less than fifteen of the last twenty business days in the quarter (provided, however, that the Board may waive this criterion or reduce the number of days of compliance required as to any specific quarter(s);

ii.	After accrual of the Quarterly Bonus as of the last day of the Quarter, the Cash Floor will exist on that last day; and

iii.	Such other fiscal disciplines specifically identified by the Board as components of the Bonus Criteria are satisfied.

The Quarterly Bonus will be Twenty Two Thousand Five Hundred Dollars ($22,500) prior to the Step-Up Date. The Quarterly Bonus will be Thirty Thousand Dollars ($30,000) on and after the Step-Up Date.

(c) Annual Bonus. Upon the completion of each full fiscal year commencing after the Qualification Date, the Board will assess the Executive’s compensation for the fiscal year and may award an Annual Bonus in such amount as the Board determines is appropriate to reward the Executive for his overall contribution to the growth of the Company. The maximum Annual Bonus prior to the Step-Up Date will be Ninety Thousand Dollars ($90,000). The maximum Annual Bonus on and after the Step-Up Date will be One Hundred Twenty Thousand Dollars ($120,000).

(d) Health Insurance. During the Term the Company will provide Executive and his immediate family with such health insurance policy as Executive will choose, with benefits up to and including Gold Level.

(e) Executive Benefits. Executive will be entitled to participate in all compensation or benefit plans or programs and receive all benefits and perquisites for which similarly situated executives of the Company generally are eligible under any plan or program established by the Company. These benefits may include but are not limited to dental, vision, and life insurance as well as participation in Company’s 401K plan and vacation time.

(f) Discount. Executive will be entitled to a fifty percent (50%) discount on the listed fee payable to utilize any of the services marketed by the Company on the Planet Wealth website. Executive may assign the discount to members of his immediate family or to an entity whose equity holders are members of his immediate family.

(g) Withholding. The Company shall deduct and withhold from compensation payable to Executive hereunder any and all amounts required to be deducted or withheld by the Company under the provisions of any statute, regulation, ordinance or order, and any and all amendments hereinafter enacted requiring the withholding or deducting from compensation payable to employees.

(h) Expense Reimbursement. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in connection with delivery of services hereunder. Reimbursement shall occur within five business days after Executive delivers documentary evidence of the expense. Prior to incurring any individual expense (including expenses such as travel that are a single expense with multiple elements) in excess of two thousand dollars ($2,000), Executive shall obtain written approval of the Chairman of the Company’s Board or such executive officer as the Chairman may appoint for this purpose.

(i) Vacation. During the Term, the Executive shall be entitled to accrue, on a monthly basis, twenty (20) paid vacation days per year, provided that Executive’s total accrued vacation shall not exceed thirty (30) days. Should Executive’s accrued vacation time reach thirty days, Executive will cease to accrue vacation until Executive’s accrued vacation time falls below that level. Vacation shall be taken at such times as are mutually convenient to the Executive and the Company,

(j) Initial Stock Option. Effective on the Effective Date, the Company issued to the Executive an option for two million five hundred thousand (2,500,000) shares of the Company’s common stock, subject to a vesting schedule annexed to the Employment Agreement. That option and that vesting schedule shall remain in full force and effect, notwithstanding this amendment and restatement of the Employment Agreement.

(k) Second Stock Option. The Company hereby grants to Executive an additional option to purchase up to three hundred eighty-five thousand (385,000) shares of the Company’s common stock for a price of Eighteen Cents ($0.18) per share, in the form annexed hereto as Appendix A. This second option shall be subject to vesting criteria as set forth in the annexed form. Executive hereby assigns the second option to the Woodson Family Trust Dated February 8, 2022, and directs the Company to issue the option to that entity.

5. Finder Fee. From time to time, Executive may introduce to the Company businesses or companies, including apps and influencers, that possess aggregated data regarding individuals who are potential users of the Company’s products and services (“Prospects”). If Executive determines that a Prospect may desire to enter into an arrangement with the Company aimed at mutual utilization fo the Prospect’s database by way of merger or license or joint venture, etc. (a “Transaction”), Executive shall identify a Prospect as such in writing given to the Company and the Company will have five business days following receipt of such a writing to provide to Executive substantial evidence that the Company already has (or had within the preceding five months) a substantive relationship with the Prospect. If no such evidence is timely provided, and the Company completes a Transaction with the Prospect, then the Company will pay or issue in kind to Executive a finder fee equal to six percent (6%) of the consideration given by the Company for access to the database.

6. Confidential Information. Executive acknowledges that the following information, except to the extent that it is generally available to the public, is the property of Company or its applicable Affiliates, as the case may be, and Executive agrees that Company or its Affiliates has a protectable interest in such “Confidential Information” as a result of the Company’s investment in developing the information and the damage that disclosure would cause to the Company’s business and competitive interests:

●	the Company’s member lists;

●	any database of information accumulated by the Company;

●	the contact information for the personnel of the Company’s clients and contractors;

●	the source code for the Company’s products and services;

●	the Company’s financial condition;

●	the Company’s results of operations;

●	the Company’s plans for products and services; and

●	the Company’s plans for acquisitions, joint ventures, or other business alliances.

Therefore, Executive agrees that he shall not (during the Term of this Agreement or at any time within one year of the termination of this Agreement) disclose, furnish or make accessible to any unauthorized person or use for his own or any third party’s purposes any Confidential Information without the consent of Company or its Affiliates, unless and to the extent that the aforementioned matters: (a) become or are generally known to and available for use by the public other than as a result of the acts or omissions of Executive or any other person with an obligation for non-disclosure to Company or any such Affiliate, or (b) are required to be disclosed by judicial process or law (provided that Executive shall give prompt advance written notice of such requirement to Company to enable Company or its Affiliates to seek an appropriate protective order or confidential treatment, to the extent such notification is not prohibited by law). The provisions of this Section 6 shall survive the termination or expiration of Executive’s provision of services to Company and this Agreement, irrespective of the reason therefor.

7. Work Product.

(a) Except as otherwise provided in written agreement between Executive and the Company, Executive shall retain all right, title and interest in and to all inventions, developments, ideas, methods, processes, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that were conceived, reduced to practice, developed or made by Executive prior to his initial affiliation with the Company in May 2018 (“Executive’s Inventions”).

(b) Executive shall assign to Company all right, title and interest in and to all inventions, developments, ideas, methods, processes, designs, analyses, reports and all similar or related information (in each case whether or not patentable), all copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that (x) are conceived, reduced to practice, developed or made by Executive since April 30, 2018 and during the Term of this Agreement, and (y) either: (i) relate at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) result from any work performed by Executive for the Company (“Company IP”).

(c) To the extent necessary, each Party shall perform all actions reasonably requested by the other Party (whether during or after the Term of this Agreement) to establish and confirm either Party’s ownership of Executive’s Inventions or Company IP, as applicable (including, without limitation, executing and delivering assignments, consents, powers of attorney, applications and other instruments).

(d) The provisions of this Section 7 shall survive the termination or expiration of this Agreement.

8. Enforcement. The terms and provisions of the covenants contained in Sections 6 and 7 herein are intended to be separate and divisible provisions and if, for any reason, any one or more of the sections are held to be invalid or unenforceable, in whole or in part, the validity or the enforceability of any other provision of this Agreement shall not thereby be affected. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in Sections 6 and 7, then such unenforceable covenants (or any such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

9. Termination

(a) Termination by the Company for Cause or Resignation without Good Reason.

(i) The Company will have the right to terminate Executive’s employment under this Agreement for Cause upon thirty (30) days prior written notice to Executive. In the event that the Company has afforded the Executive a cure period as described in Section 10, the notice period to Executive may, at the option of the Board, run concurrent with the cure period.

(ii) If Executive is terminated For Cause, or if he resigns his position without Good Reason, then: (A) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation (a “Termination Date”); (B) he shall be entitled to all accrued Salary, vested options, rights, payments and benefits earned, vested or paid on or before such date under the Company’s plans and programs, but unvested Stock Options granted to Executive by the Company pursuant to this Agreement or any Company stock option plan (“Company Stock Options”) will be deemed terminated; (C) his right to exercise vested Company Stock Options will expire 90 days from the date of such termination or resignation, and all stock options not so exercised will be deemed terminated at the conclusion of said 90 day period; (D) the Company shall compensate Executive for all accrued but unused vacation earned by Executive through the Termination Date and all unreimbursed expenses incurred by Executive prior to the Termination Date, and (E) his right to indemnification under the Company’s charter and bylaws will continue in force.

(b) Termination without Cause or for Good Reason. Commencing twelve months after the Effective Date, the Board reserves the right to terminate Executive from his then current position without Cause at any time upon at least two (2) weeks prior written notice of the final date of employment (a “Termination Date”). Upon Executive’s termination without Cause or resignation from his position for Good Reason:

(i) Executive will be entitled to continuation of his salary pursuant to Section 4(a) hereof for a period equal to the remaining term under this Agreement (the “Transition Period”);

(ii) Executive will be entitled to continuation of his benefits, as in effect immediately prior to the Termination Date, for the duration of the Transition Period;

(iii) Executive’s Company Stock Options will vest on the Termination Date pursuant to this Section 9(b); and

(iv) Executive shall be entitled: (A) to all accrued but unpaid Salary and Bonus earned through the Termination Date, (B) accrued but unused vacation earned by Executive prior to the Termination Date, and (C) all unreimbursed expenses incurred by Executive prior to the Termination Date.

(c) Termination by Death of Executive. If Executive dies during the Term, the Company will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, the sum of (i) accrued but unpaid Salary and Bonus earned prior to Executive’s death, (ii) compensation for accrued but unused vacation earned prior to Executive’s death, (iii) all unreimbursed expenses incurred by Executive prior to his death, and (iv) all benefits they are entitled to under the terms of the Company’s benefit plans and programs by reason of a participant’s death during active employment, including applicable rights and benefits under the Company’s equity plans. Notwithstanding anything to the contrary contained in the Company’s equity plan documents or in this Agreement, upon Executive’s death one hundred percent (100%) of Executive’s unvested Company Stock Options, if any, will vest.

(d) Termination for Disability. The Company will have the right to terminate Executive’s employment under this Agreement at any time upon the Disability of Executive during the Term. If Executive’s employment is terminated because of Executive’s Disability, the Company will pay to Executive the sum of (i) accrued but unpaid Salary earned prior to Executive’s Disability, (ii) accrued but unused vacation earned by Executive prior to Executive’s Disability and (iii) all unreimbursed expenses incurred by Executive prior to his Disability. Notwithstanding such termination of employment, the Company shall continue to provide to Executive the benefits of those Company plans under which Executive qualifies until the earlier of (x) expiration of the remaining Term under this Agreement or (y) eighteen months after the Termination Date.

10. Definitions.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person, or any Person owning or controlling ten percent or more of Company.

“Cause” means (i) the willful failure of Executive to perform substantially Executive’s duties with the Company or to follow a lawful reasonable directive from the Board (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or to follow a lawful reasonable directive and Executive is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform, if curable; or (ii) (A) any willful act of fraud, or embezzlement or theft by Executive, in each case, in connection with Executive’s duties hereunder or in the course of Executive’s employment hereunder or (B) Executive’s admission in any court, or conviction of, a felony involving moral turpitude, fraud, or embezzlement, theft or misrepresentation and occurring after the Effective Date. For the avoidance of doubt, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

“Cash Floor” means that (a) the sum of the Company’s unrestricted cash plus cash equivalents plus other liquid assets exceeds (b) the sum of One Million Dollars ($1,000,000) plus the Company’s accounts receivable and accrued expenses.

“Cash Floor Threshold” means that at the close of business on a business day the Company, on a consolidated basis, has achieved the Cash Floor.

“Disability” means a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully his duties under this Agreement for 90 consecutive calendar days or for shorter periods aggregating 90 or more days in any 12-month period or upon the determination by a physician selected by the Company on account of Executive’s mental or physical incapacity that Executive will be unable to return to work and perform his duties on a full-time basis within 90 calendar days following the date of such determination.

“Good Reason”: means, without Executive’s express written consent, the occurrence of any of the following circumstances if such circumstances are not fully corrected within ten Business Days after written notice specifying the circumstances is given by Executive to the Company:

(i)	The requirement that, after the Effective Date, the Executive report to anyone other than the Board or the Chief Executive Officer (if other than Executive); or

(ii)	The failure by the Company to pay to the Executive any material portion of his compensation, except pursuant to a compensation deferral elected by the Executive.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Qualification Date” means the first date when an Offering Circular filed by the Company pursuant to SEC Regulation A is declared qualified.

“Step-Up Date” means the first business day of the calendar month immediately following the first calendar month in which (A) ninety days have passed after the Qualification Date and (b) the Cash Floor Threshhold has been achieved.

11. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent via electronic mail to the recipient at the address below indicated:

To Company:

Planet Wealth, Inc.

1416 Sweet Home Road, Suite 9b

Amherst, NY 14229

info@planetwealth.com with copy to any Planet Wealth officer

To Executive:

Lance Woodson

300 NW B Street, Suite 1

Bentonville, AR 72712

lwoodson@planetwealth.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day after sent by reputable overnight courier service, five (5) calendar days after deposit in the U.S. mail (or when actually received, if earlier), or at such time as it is transmitted via electronic mail, with receipt confirmed.

12. General Provisions

(a) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(b) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, Company, and their respective successors and assigns, including any entity with which Company may merge or consolidate or to which all or substantially all of its assets may be transferred; provided, that the rights and obligations of Executive under this Agreement shall not be assignable, except that the stock option is assignable after it has vested.

(c) Governing Law; Consent to Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each Party irrevocably consents to the exclusive jurisdiction of any court within Erie County, New York (except for purposes of enforcing a judgment), including, federal courts with concurrent jurisdiction. Each Party waives any objection to venue or inconvenience of the forum in any such court.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amended and Restated Agreement on the date last written below.

PLANET WEALTH, INC.		EXECUTIVE

By:	/s/ Craig Weiss	/s/ Lance Woodson
	Craig Weiss, Chairman	Lance Woodson

Date: November 28, 2023		Date: November 28, 2023

APPENDIX A

COMMON STOCK PURCHASE OPTION

PLANET WEALTH, INC.

Option Holder: Woodson Family Trust Dated February 8, 2022

Option Shares: 385,000	Grant Date: November 1, 2023

Vesting Dates: Cf. §§1(b) and (c) below	Expiration Date: Cf. §1(b) below

Exercise Price: $0.18 (subject to adjustment)

THIS COMMON STOCK PURCHASE OPTION (the “Option”) certifies that, for value received, the Option Holder specified above (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Vesting Dates specified above and on or prior to the close of business on the Expiration Date specified above, to subscribe for and purchase from Planet Wealth, Inc., a Delaware corporation (the “Company”), up to the number of Option Shares of Common Stock with respect to which the Option has vested.

The Company is granting this Option to the Holder at the request of Lance Woodson as an inducement to continued services of professional quality by Lance Woodson to the Company. The current relationship between Lance Woodson and the Company is set forth in the Amended and Restated Employment Agreement between the Company and Lance Woodson dated as of the Grant Date (the “Employment Agreement”).

Section 1. Exercise.

a) Exercise Period. This Option will be exercisable, to the extent it is vested, during the period (the “Exercise Period”) commencing on the Grant Date and ending on the Expiration Date.

b) Vesting by Service. The last day of the first seven calendar months during the Initial Term of the Employment Agreement, commencing on the Effective Date, shall be a “Vesting Date”. Accordingly, the Option will vest for Two Hundred Seventy-Five Thousand (275,000) shares on the Amended Effective Date and will vest for the purchase of Fifty-Five Thousand (55,000) shares on November 30, 2023 and December 31, 2023 Vesting will occur on a Vesting Date, however, only if (a) on the said Vesting Date the Employment Agreement has not terminated, (b) Lance Woodson was, on the majority of the days in the applicable month, the only executive officer of the Company ranked executive vice president or higher, and (c) such fiscal disciplines specifically identified by the Board from time to time as criteria for vesting have been satisfied. In addition, in the event that Lance Woodson terminates the Employment Agreement for Good Reason, then the effective date of such termination shall be a Vesting Date on which any unvested portion of the Option shall vest.

c) Vesting by Event. The entire unvested portion of the Option will vest on the occurrence of Lance Woodson’s death or any of the following events during the Term of the Employment Agreement: any merger or consolidation in which the Company is not the surviving entity for accounting purposes, a sale of substantially all of the assets of the Company, or a transfer of ownership in a single or related transaction of sixty percent (60%) or more by voting power of the outstanding voting shares.

d) Expiration Date. The “Expiration Date” of the Option shall be the earlier of (A) the first anniversary of the date on which Lance Woodson’s employment by the Company terminates or (B) sixty days after the date on which Lance Woodson’s employment by the Company terminates, if the Company terminates the Employment Agreement for Cause (as defined therein) or (C) October 31, 2026.

e) Exercise of Option. Exercise of the purchase rights represented by this Option may be made, in whole or in part, at any time or times during the Exercise Period by delivery to the Company at its executive offices of a duly executed copy of the Notice of Exercise Form annexed hereto; and, if the Holder opts to make cash payment, within 3 business days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check or otherwise by agreement with the Company. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Option to the Company until the Holder has purchased all of the Option Shares potentially available hereunder and the Option has been exercised in full, in which case, the Holder shall surrender this Option to the Company for cancellation within 3 business days of the date the final Notice of Exercise is delivered to the Company.

f) Exercise Price. The exercise price per share of the Common Stock under this Option shall be the Exercise Price specified above, subject to adjustment hereunder (the “Exercise Price”).

g) Cashless Exercise. If there is a Market Value (as defined below) for the Common Stock, then in lieu of cash payment, the Option may be exercised at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Option Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the Market Value on the day immediately preceding delivery of the Notice of Exercise;
(B)	=	Exercise Price of this Option; and
(X)	=	the number of Option Shares issuable upon exercise of this Option in accordance with the terms of this Option by means of a cash exercise rather than a cashless exercise.

The “Market Value” for this purpose shall be, in the order of priority:

i.	If there is quoted on any securities market a bid price for the common stock, the Market Value will be the average of the closing bid prices for the five trading days preceding the delivery of the Notice of Exercise.

ii.	If there is no bid price quoted, the Market Value shall be the cash-equivalent price per share in the most recent arms-length sale of stock for cash or assets by the Company, provided (A) such sale closed no more than 12 months prior to the delivery of the Notice of Exercise or (B) such sale is contemplated by a contract binding upon the Company at the time of delivery of the Notice of Exercise.

iii.	If neither of the aforesaid criteria determines a Market Value, then the Exercise Price must be paid in cash.

h) Mechanics of Exercise.

i. Delivery of Certificates Upon Exercise. Certificates (or security tokens, if appropriate) for shares purchased hereunder shall be transmitted by the Issuer to the Holder by physical delivery to the address specified by the Holder in the Notice of Exercise within 5 business days from the delivery to the Company of the Notice of Exercise Form, surrender of this Option (if required) and payment of the aggregate Exercise Price as set forth above (the “Option Share Delivery Date”). This Option shall be deemed to have been exercised on the date the Exercise Price or notice of cashless exercise is received by the Company. The Option Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Option has been exercised by payment to the Company of the Exercise Price (or by cashless exercise).

ii. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Option. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

iii. Charges, Taxes and Expenses. Issuance of certificates for Option Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder.

Section 2. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Option is outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Option), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Option shall be proportionately adjusted such that the aggregate Exercise Price of this Option shall remain unchanged.

b) Fundamental Transaction. If, at any time while this Option is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Option, the Holder shall have the right to receive, for each Option Share that would have been issuable in the absence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such merger, consolidation or disposition of assets by a holder of a share of Common Stock immediately prior to such event. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new option consistent with the foregoing provisions.

c) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or options to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be emailed to the Holder at its last email address as it shall appear upon the records of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or options, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or options are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to email such notice or any defect therein or in the emailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 3. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Option does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

b) Restrictions. The Holder acknowledges that the Option Shares acquired upon the exercise of this Option, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

c) Person Defined. As used herein, the term “Person” means a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity.

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IN WITNESS WHEREOF, the Company has caused this Option to be executed by its officer thereunto duly authorized as of the date first above indicated.

PLANET WEALTH, INC.
By:
	Name:	Craig Weiss
	Title:	Chairman of the Board

NOTICE OF EXERCISE

To:	PLANET WEALTH, INC.

(1) The undersigned hereby elects to purchase ____________ Option Shares of the Company pursuant to the terms of the attached Option, and tenders herewith payment of the exercise price in full.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ the cancellation of such number of Option Shares as is necessary, in accordance with the formula set forth in subsection 1(g), to exercise this Option with respect to the maximum number of Option Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(g).

Market Value Per Share: ________________________

Holder determines the Market Value on the basis of the following evidence:

_________________________________________________________________

_________________________________________________________________

_________________________________________________________________

(3) Please issue a certificate or certificates representing said Option Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Option Shares shall be delivered by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

SIGNATURE OF HOLDER: ___________________________________________________________

Name of Holder: _____________________________________________________________________

Date: ______________________________________________________________________________